Exhibit 23.1 Consent of Independent Registered Public Accounting Firm The Shareholder and Board of Directors BBVA USA Bancshares, Inc.: We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-210994 and 333-228804) and Form S-8 (Nos. 333-156540, 333-18069, 333-65040, 333-136808, 333-172931, 333- 156886, 333-177896, 333-134169, 333-139345, 333-143182, 333-177898, 333-156527, 333-198461, 333- 210995, 333-229874, 333-238049, 033-62311) of The PNC Financial Services Group, Inc. of our report dated February 25, 2021, with respect to the consolidated balance sheets of BBVA USA Bancshares, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, shareholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, which report is included in the Form 8-K of The PNC Financial Services Group, Inc. which is incorporated by reference in the prospectus supplement dated April 20, 2021, and to the reference to our firm under the heading “Experts” in that prospectus supplement. As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of Accounting Standards Codification Topic 326, Financial Instruments – Credit Losses (ASC 326). /s/ KPMG LLP Birmingham, Alabama April 20, 2021